Lydall, Inc	Telephone 860-646-1233
One Colonial Road	Facsimile 860-646-4917
Manchester, CT 06042-2378	www.lydall.com

Exhibit 99.1
NewsRelease

LYDALL ANNOUNCES FINANCIAL RESULTS
FOR THE SECOND QUARTER ENDED JUNE 30, 2018

MANCHESTER, CT - JULY 31, 2018 - LYDALL, INC. (NYSE: LDL) today announced financial results for the second quarter ended June 30, 2018.

HIGHLIGHTS - Q2 2018 vs. Q2 2017

GAAP Financials

•	Net sales of $186.4 million, up $11.5 million, or 6.6%

◦	Favorable foreign currency translation of $5.8 million, or 3.3%

•	Gross margin of 19.4%, down 540 basis points

•	Operating margin of 6.6%, down 490 basis points

•	Earnings per share ("EPS") of $0.60 compared to $0.76

Non-GAAP Financial Measures*

•	Organic sales growth of 2.3%

•	Adjusted gross margin of 19.9%, down 520 basis points

•	Adjusted operating margin of 7.7%, down 420 basis points

•	Adjusted EPS of $0.70 compared to adjusted $0.80 per share

•	Adjusted EBITDA margin of 11.7%, down 340 basis points

*Reconciliations of the Non-GAAP financial measures to Lydall’s GAAP financial results are included at the end of this release. See also “Use of Non-GAAP Financial Measures” below.

Dale G. Barnhart, President and Chief Executive Officer, stated, “Sales increased 6.6%, with organic sales growth of 2.3%, led by the Performance Materials and Technical Nonwovens segments. Our results reflect the negative impact of approximately $2.2 million from a supplier fire which forced temporary shutdowns of certain Thermal Acoustical Solutions' customers, reducing both our sales and profits. The Thermal Acoustical Solutions segment also faced cost pressures during the quarter which predominantly drove the reduction in consolidated margins quarter-on-quarter. Increased commodity costs, primarily aluminum, and greater labor and outsourced manufacturing costs, impacted by major platform launches, reduced margins. However, the segment saw operational improvement compared to first quarter 2018 primarily from lower expedited freight expenses on customer shipments."

Q2 2018 Results

Net sales increased by $11.5 million, or 6.6%, to $186.4 million, compared to $174.9 million in the second quarter of 2017. The Performance Materials ("PM") segment reported organic sales growth of 3.8% led by improved filtration demand in the air filtration market. The Technical Nonwovens ("TNW") segment reported organic sales growth of

2.6%, led by improved demand for industrial filtration and advanced materials products primarily in the Canadian market. Organic sales in the Thermal Acoustical Solutions ("TAS") segment were essentially flat, as North America sales were negatively impacted by multiple customer shutdowns due to a fire at a U.S. supplier to Lydall's customers. Outside of North America, the segment reported parts sales growth of $5.4 million ($3.4 million net of foreign currency impact), including continued strong growth in Asia. Overall, foreign currency translation increased consolidated net sales by $5.8 million, or 3.3%, in the second quarter of 2018.

Gross margin was 19.4%, compared to 24.8% in the second quarter of 2017, with the reduction predominantly driven by the TAS segment with marginal reductions in the TNW and PM segments. Both the TNW and PM segments reported improved gross margins sequentially. The TAS segment gross margin negatively impacted consolidated gross margin by approximately 450 basis points compared to the second quarter of 2017. Labor and variable overhead expenses increased by approximately 190 basis points, including outsourcing costs and overtime associated with new product launch activity. Increased commodity costs, primarily aluminum, were approximately 140 basis points. Also, lower sales from customer shut-downs and the resulting fixed costs under-absorption resulted in lower gross margin of approximately 70 basis points.

Operating margin was 6.6%, down 490 basis points, or 420 basis points on an adjusted basis, compared to the second quarter of 2017. Lower gross margin was partially offset by 50 basis points, or 100 basis points on an adjusted basis, from a reduction in selling, product development and administrative expenses as a percentage of net sales.

The Company's effective tax rate was 13.7%, compared to 28.7% in the second quarter of 2017. Tax law changes lowered the U.S. statutory tax rate to 21% in 2018. Tax benefits in the second quarter of 2018 from discretionary pension plan contributions and the geographical mix of earnings contributed to the effective tax rate being below the statutory rate. The Company now projects its ordinary effective tax rate in 2018 to be in the range of 18.0% - 19.0%.

Net income was $10.5 million, or $0.60 per diluted share, compared to $13.1 million, or $0.76 per diluted share in the second quarter of 2017. Adjusted earnings per share were $0.70, compared to $0.80 per share in the second quarter of 2017.

Liquidity

Cash was $50.6 million at June 30, 2018, compared to $59.9 million at December 31, 2017. Net cash provided by operations was $11.9 million in the second quarter of 2018 compared to $15.4 million in the second quarter of 2017, with the reduction primarily driven by strategic raw material inventory purchases and discretionary pension plan contributions.

Availability under the Company's domestic credit facility was $94.5 million at June 30, 2018, which provides additional capacity to support organic growth programs and operational improvements, fund capital investments and pursue attractive acquisitions. The Company's net leverage ratio (debt less cash divided by trailing twelve months EBITDA) was approximately 0.4 times at June 30, 2018.

Outlook

Mr. Barnhart concluded, “Looking forward in the third quarter of 2018, we are seeing solid order activity across all segments and expect low-to-mid single digit consolidated organic sales growth. We remain focused on improving operational efficiency and profitability throughout the Company. The Thermal Acoustical Solutions segment will continue to be challenged by increased commodity costs and labor and overhead costs. However, the Company does expect sequential improvement in consolidated margins from second quarter 2018 results. The Technical Nonwovens' restructuring plan remains on-schedule which is expected to reduce operating costs and increase efficiency."

Conference Call

Lydall will host a conference call on August 1, 2018, at 10:00 a.m. Eastern Time to discuss results for its second quarter ended June 30, 2018 as well as general matters related to its businesses and markets. The call may be accessed at (888) 338-7142, from within the U.S., or (412) 902-4181, internationally. In addition, the audio of the call will be webcast live and will be available for replay on the Company's website at www.lydall.com in the Investor Relations' Section. A recording of the call will be available from 12:00 p.m. Eastern Time on August 1, 2018 through 11:59 p.m. Eastern Time on August 8, 2018 at (877) 344-7529, from within the U.S., or (412) 317-0088, internationally, pass code 10122443. Additional information, including a presentation outlining key financial data supporting the conference call, can be found on the Company’s website www.lydall.com under the Investors Relations’ Section.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including organic sales, adjusted gross profit, adjusted gross margin, adjusted operating income, adjusted operating margin, adjusted earnings per share, EBITDA and adjusted EBITDA. The attached financial tables address the non-GAAP measures used in this press release and reconcile non-GAAP measures to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures helps investors gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods or forecasts. Non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact, including statements about the outlook for the third quarter of 2018 and full year expected tax rates, and the expected impact of manufacturing inefficiencies in the TAS segment and the Company's ability to improve operational effectiveness, may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future operating and financial performance of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “expectations,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects,” “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future operating or financial performance. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties which include, among others, worldwide economic or political changes that affect the markets that the Company’s businesses serve which could have an effect on demand for the Company’s products and impact the Company’s profitability, challenges encountered by the Company in the execution of restructuring programs, challenges encountered in the combination of the former Thermal/Acoustical Fibers and Thermal/Acoustical Metals business segments, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, changes in international trade agreements, including tariffs and trade restrictions, foreign currency volatility, swings in consumer confidence and spending, unstable economic growth, raw material pricing and supply issues, fluctuations in unemployment rates, retention of key employees, increases in fuel prices, and outcomes of legal proceedings, claims and investigations. Accordingly, the Company’s actual results may differ materially from those contemplated by these forward-looking statements. Investors, therefore, are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Lydall’s filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of Lydall’s Annual Report on Form 10-K for the year ended December 31, 2017.

These forward-looking statements speak only as of the date of this press release, and Lydall does not assume any obligation to update or revise any forward-looking statement made in this press release or that may from time to time be made by or on behalf of the Company.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut with global manufacturing operations producing specialty engineered products for the thermal/acoustical and filtration/separation markets. For more information, visit http://www.lydall.com. is a registered trademark of Lydall, Inc. in the U.S. and other countries.

-MORE-

For further information:
Brendan Moynihan
Vice President, Financial Planning and Investor Relations
Telephone 860-646-1233
Facsimile 860-646-4917
info@lydall.com
www.lydall.com

Summary of Operations
In thousands except per share data
(Unaudited)
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2018	2017 (1)	2018	2017 (1)

Net sales	$186,413	$174,879	$378,073	$340,366
Cost of sales	150,286	131,552	302,439	256,541
Gross profit	36,127	43,327	75,634	83,825

Selling, product development and administrative expenses	23,878	23,290	49,349	48,640
Operating income	12,249	20,037	26,285	35,185

Interest expense	572	795	1,112	1,401
Other (income) expense, net	(368)	792	(53)	1,125
Income before income taxes	12,045	18,450	25,226	32,659

Income tax expense	1,655	5,303	3,778	7,797
(Income) loss from equity method investment	(60)	22	$(56)	$68
Net income	$10,450	$13,125	21,504	24,794

Earnings per share:
Basic	$0.61	$0.77	$1.25	$1.46
Diluted	$0.60	$0.76	$1.24	$1.44

Weighted average number of common shares outstanding	17,196	17,044	17,178	17,014
Weighted average number of common shares and equivalents outstanding	17,335	17,262	17,334	17,272

(1)
Operating expense of $0.2 million and $0.4 million in the quarter and six months ended June 30, 2017 was reclassified to other (income) expense, net, to give effect to the adoption of a new accounting standard related to the presentation of net periodic pension cost.

Summary of Segment Information
and Corporate Office Expenses
In thousands
(Unaudited)
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net Sales

Performance Materials Segment	$31,234	$29,301	$61,927	$58,052
Technical Nonwovens Segment (1)	71,712	67,098	139,253	126,016
Thermal Acoustical Solutions (2)	90,169	86,002	191,606	170,787
Eliminations and Other (1)	(6,702)	(7,522)	(14,713)	(14,489)
Consolidated Net Sales	$186,413	$174,879	$378,073	$340,366

Operating Income

Performance Materials Segment	$3,649	$3,933	$6,290	$5,591
Technical Nonwovens Segment	6,118	6,535	11,124	11,203
Thermal Acoustical Solutions (2)	8,820	15,395	21,434	30,191
Corporate Office Expenses	(6,338)	(5,826)	(12,563)	(11,800)
Consolidated Operating Income	$12,249	$20,037	$26,285	$35,185

(1)
Included in the Technical Nonwovens segment and Eliminations and Other is $5.8 million and $6.8 million in intercompany sales to the Thermal Acoustical Solutions segment for the quarters ended June 30, 2018 and 2017, respectively, and $12.9 million and $13.1 million for the six months ended June 30, 2018 and 2017, respectively.

(2)
Effective January 1, 2018, the Thermal/Acoustical Metals and Thermal/Acoustical Fibers operating segments were combined into a single operating segment named Thermal Acoustical Solutions.  Combining these automotive segments into one segment is expected to allow the Company to better serve its customers, leverage operating disciplines and drive efficiencies across the global automotive operations.  Segment information for the quarter and six months ended June 30, 2017 has been recast to give effect to the new segment structure.

Financial Position
In thousands except ratio data
(Unaudited)
	June 30, 2018	December 31, 2017

Cash and cash equivalents	$50,613	$59,875
Working capital	$193,536	$171,389
Total debt	$77,055	$77,190
Stockholders' equity	$370,715	$353,396
Total capitalization	$447,770	$430,586
Total debt to total capitalization	17.2%	17.9%

Cash Flows
In thousands	Quarter Ended		Six Months Ended
(Unaudited)	June 30,		June 30,
	2018	2017	2018	2017

Net cash provided by operating activities	$11,936	$15,437	$7,974	$27,795
Net cash used for investing activities	$(8,462)	$(5,861)	$(16,138)	$(15,421)
Net cash used for financing activities	$(69)	$(10,941)	$(283)	$(23,750)
Depreciation and amortization	$7,028	$6,261	$14,248	$12,778
Capital expenditures	$(8,679)	$(5,508)	$(16,355)	$(15,068)

Common Stock Data
	Quarter Ended June 30,
	2018	2017

High	$49.50	$60.00
Low	$37.50	$47.60
Close	$43.65	$51.70

During the second quarter of 2018, 5,062,562 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

Non-GAAP Measures
In thousands except ratio and per share data
(Unaudited)

The following tables address the non-GAAP measures used in this press release and reconcile the non-GAAP measures to the most directly comparable GAAP measures:

	Quarter Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Net sales	$186,413	$174,879	$378,073	$340,366

Gross Profit, as reported	$36,127	$43,327	$75,634	$83,825
Inventory step-up purchase accounting adjustments	—	543	—	1,025
Severance expenses	—	—	—	459
TNW restructuring expenses	876	74	1,325	74
Gross Profit, adjusted	$37,003	$43,944	$76,959	$85,383

Gross Margin, as reported	19.4%	24.8%	20.0%	24.6%
Gross Margin, adjusted	19.9%	25.1%	20.4%	25.1%

Operating income, as reported	$12,249	$20,037	$26,285	$35,185
Strategic initiatives expenses	1,167	—	1,289	160
Inventory step-up purchase accounting adjustments	—	543	—	1,025
Severance expenses	—	—	—	1,006
TNW restructuring expenses	885	293	1,419	293
Operating income, adjusted	$14,301	$20,873	$28,993	$37,669

Operating margin, as reported	6.6%	11.5%	7.0%	10.3%
Operating margin, adjusted	7.7%	11.9%	7.7%	11.1%

Diluted earnings per share, reported	$0.60	$0.76	$1.24	$1.44
Strategic initiatives expenses	$0.07	$—	$0.07	$0.01
Inventory step-up purchase accounting adjustments	$—	$0.03	$—	$0.06
Severance expenses	$—	$—	$—	$0.06
TNW restructuring expenses	$0.05	$0.02	$0.08	$0.02
Tax effect of above adjustments	$(0.02)	$(0.01)	$(0.02)	$(0.05)
Diluted earnings per share, adjusted	$0.70	$0.80	$1.37	$1.54

This press release reports adjusted results for the quarters and six months ended June 30, 2018 and 2017, which excludes corporate strategic initiatives expenses, restructuring expenses in the Technical Nonwovens segment, severance expenses for workforce reductions in the Thermal Acoustical Solutions and Technical Nonwovens segments and purchase accounting adjustments related to inventory step-up in the Technical Nonwovens segment.

EBITDA
In thousands except ratio data
(Unaudited)

	For the Quarters Ended June 30,
	2018	% of sales	2017	% of sales

Net income	$10,450		$13,125
Interest expense	572		795
Income tax expense	1,655		5,303
Depreciation and amortization	7,028		6,261
EBITDA	$19,705	10.6%	$25,484	14.6%

Strategic initiatives expenses	1,167		—
Inventory step-up purchase accounting adjustments	—		543
TNW restructuring expenses	885		293
EBITDA, adjusted	$21,757	11.7%	$26,320	15.1%

	For the Six Months Ended June 30,
	2018	% of sales	2017	% of sales

Net income	$21,504		$24,794
Interest expense	1,112		1,401
Income tax expense	3,778		7,797
Depreciation and amortization	14,248		12,778
EBITDA	$40,642	10.7%	$46,770	13.7%

Strategic initiatives expenses	1,289		160
Inventory step-up purchase accounting adjustments	—		1,025
Severance expenses	—		1,006
TNW restructuring expenses	1,419		293
EBITDA, adjusted	$43,350	11.5%	$49,254	14.5%

This press release reports earnings before interest, taxes, depreciation and amortization ("EBITDA") for the quarters and six months ended June 30, 2018 and 2017 and adjusted EBITDA which excludes corporate strategic initiatives expenses, restructuring expenses in the Technical Nonwovens segment, severance expenses for workforce reductions in the Thermal Acoustical Solutions and Technical Nonwovens segments and a purchase accounting adjustment related to inventory step-up in the Technical-Nonwovens segment.

Organic Sales
(Unaudited)

	Quarter Ended June 30, 2018
	Performance Materials	Technical Nonwovens	Thermal Acoustical Solutions	Consolidated
Sales growth, as reported	6.6%	6.9%	4.8%	6.6%
Acquisitions	—%	—%	—%	—%
Change in tooling sales	—%	—%	2.1%	1.0%
Foreign currency translation	2.8%	4.3%	2.4%	3.3%
Organic sales growth	3.8%	2.6%	0.3%	2.3%

	Six Months Ended June 30, 2018
	Performance Materials	Technical Nonwovens	Thermal Acoustical Solutions	Consolidated
Sales growth, as reported	6.7%	10.5%	12.2%	11.1%
Acquisitions	—%	—%	—%	—%
Change in tooling sales	—%	—%	6.6%	3.3%
Foreign currency translation	4.1%	5.5%	3.7%	4.6%
Organic sales growth	2.6%	5.0%	1.9%	3.2%

This press release provides information regarding organic sales change, defined as net sales change excluding (1) sales from acquired businesses (2) the impact of foreign currency translation and (3) tooling sales. Management believes that the presentation of organic sales change is useful to investors because it enables them to assess, on a consistent basis, sales trends related to the Company selling products to customers, without the impact of foreign currency rate changes that are not under management's control and do not reflect the performance of the Company and management. Tooling sales are excluded because tooling revenue is not generated from selling the Company's products to customers, but rather is reimbursement from our customers for the design and production of tools used by the Company in our manufacturing processes. Tooling sales can be sporadic and may mask underlying business conditions and obscure business trends.